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                                                                  EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Great Lakes Aviation, Ltd.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Great Lakes Aviation, Ltd. of our report dated March 10, 2001, relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Great Lakes Aviation, Ltd.

Our report dated March 10, 2001 contains an explanatory paragraph that states that the Company has suffered significant losses in the year ended December 31, 2000 and has current liabilities in excess of current assets at December 31, 2000, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                       /s/ KPMG LLP
                                       KPMG LLP

Des Moines, Iowa
December 21, 2001